EXHIBIT 10.7
Brookeland Gas Facilities
Gas Gathering and Processing Agreement
Between
UNION PACIFIC RESOURCES COMPANY
and
UNION PACIFIC RESOURCES COMPANY
Jasper County, Texas
Dated September 1, 1993

Brookeland Gas Facilities
Gas Gathering and Processing Agreement
TABLE OF CONTENTS

I.	Definitions	3
II.	Commitment of Processing Rights	9
III.	Reservations of Parties	10
IV.	Delivery Point and Pressure	11
V.	Regulation of Production	16
VI.	Quantity	17
VII.	Quality	18
VIII.	Tests	22
IX.	Measurement and Meter Testing	23
X.	Allocation Procedure	28
XI.	Disposition of Producer’s Portion of Plant Products	34
XII.	Processing Payment	35
XIII.	Disposition of Producer’s Portion of Residue Gas	36
XIV.	Accounting and Payments	37
XV.	Warranty	39
XVI.	Taxes	40
XVII.	Indemnity	41
XVIII.	Force Majeure	42
XIX.	Unprofitable Operations and Rights of Termination	44
XX.	Term	45
XXI.	Regulatory Bodies	46
XXII.	Arbitration	47
XXIII.	Notices and Payments	48
XXIV.	Assignment	49
XXV.	Miscellaneous	50

Brookeland Gas Facilities
Gas Gathering and Processing Agreement
     THIS AGREEMENT, made as of the 1st day of September, 1993, by and between UNION PACIFIC RESOURCES COMPANY, a Delaware corporation, the Operator, and SONAT EXPLORATION COMPANY, a Delaware corporation, the Owners of the Facilities, hereinafter referred to collectively as “Processor,” and UNION PACIFIC RESOURCES COMPANY, hereinafter referred to as “Producer.”
WITNESSETH, THAT:
     WHEREAS, the Processor has agreed to construct and operate a Gas Gathering System; and
     WHEREAS, the Processor is constructing and will operate a Gas Plant; and
     WHEREAS, the Producer owns or controls Gas production from various wells on the lands within the Contract Area and desires to have the Processor gather the Gas for processing in the Plant; and
     WHEREAS, the Processor is willing to gather and process such Gas for the Producer;
     NOW, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 For the purpose of this Agreement, certain terms and expressions herein used are defined as follows:
a.	“Btu” shall mean one British thermal unit, which is the quantity of heat required to raise one pound avoirdupois of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.
b.	“Component” shall mean those hydrocarbon and non-hydrocarbon molecular constituents which are definable by industry standards and procedures. Such Components as used in this Agreement shall be:

N2	-	Nitrogen
C02	-	Carbon Dioxide
H2S	-	Hydrogen Sulfide
Cl	-	Methane
C2	-	Ethane
C3	-	Propane
ic4	-	Iso-butane
nC4	-	Normal Butane
ic5	-	Iso-pentane
nc5	-	Normal Pentane
C6+	-	Hexanes and Heavier Compounds
c.	“Contract Area” shall mean that area as outlined on Exhibit “A,” as amended from time to time.

d.	“Day” shall mean a period of 24 consecutive hours beginning and ending at seven o’clock a.m. Central Time.

e.	“Delivery Point” is defined as the inlet flange of Processor’s metering facilities located at or near the well or such other point as may be mutually agreed upon. Each Delivery Point will be listed on Exhibit “B” to this Agreement; and Exhibit “B” will be amended from time to time to reflect the addition or deletion of Delivery Points.

f.	“Facilities” shall mean the Plant and Gathering System.

g.	“Gas” shall mean natural gas, including casinghead gas produced with crude oil, gas from gas wells produced in association with crude oil (associated gas) , and gas from condensate wells (non-associated gas), and shall include any inerts or impurities contained therein.

h.	“Gathering system” shall mean, but not be limited to, the Gas gathering pipelines, fuel gas pipelines, dehydration facilities, compression facilities, junctions, heaters, meters, separators, electric power lines, communications cables, roads, and other related facilities and equipment from the inlet flange of the pipeline metering facility installed up to the inlet flange of the block valve upstream of the inlet header at the Plant inlet, necessary to gather and transport Gas from the Delivery Point(s) to the Plant and shall include any expansion of the Gathering System as provided in Paragraph 4.5.

i.	“Liquefiable Hydrocarbons” shall mean ethane, propane, iso-butanes, normal butanes, iso-pentanes, normal pentanes, hexanes and heavier, and incidental methane, or any mixtures thereof, which can be recovered or extracted in the Gathering System or the Plant and sold as Plant Products.

j.	“MCF” shall mean 1,000 standard cubic feet of gas.

k.	“Month,” “billing month,” “period,” and “accounting period” shall mean the period beginning at seven o’clock a.m. on the first day of a calendar month and ending at seven o’clock a.m. on the first day of the next succeeding calendar month.

l.	“MMBtu” shall mean 1,000,000 Btu.

m.	“Plant” shall mean, but not be limited to, all tanks, machinery, equipment, fixtures, appliances, pipe, valves, fittings, and materials of any nature or kind whatsoever; including appropriate storage, compression, metering, shipping, dehydration, and delivery facilities for Plant Products; all buildings and structures of any kind whatsoever located, or to be located, on the site or sites, at which the processing and recompression facilities of Processor are located; all easements pertaining to such rights-of-way, the site or sites, and the operation of the Plant, and any and all other facilities and appurtenances located, or to be located, on or away from such site or sites deemed by Processor to be necessary for the successful operation of the Plant, including inlet compression, if any, but not including the Residue Redelivery Facility.

n.	“Plant Products” shall mean all Liquefiable

Hydrocarbons recovered, extracted, or otherwise removed from the Gas after the Delivery Point, including, but not limited to, plant condensate (sometimes referred to as pentanes plus, heavier than butanes or, natural gasoline), and all commercial non-hydrocarbon substances recovered, extracted, or otherwise removed from the Gas in the Gathering System or the Plant.
o.	“Plant Tailgate” shall mean the point of interconnect between the Plant and the Residue Redelivery Facility located at the downstream flange of the block valve which is downstream of the Residue Gas meter and emergency shutdown valve.

p.	“Process Fuel” shall mean the MMBTU’s of Gas consumed at the Plant for fuel which shall include, but not be limited to, fuel used for Gas conditioning and treating; recovery, extraction, and removal of Plant Products; and the recompression of the Residue Gas.

q.	“Process Flare” shall mean any MMBTU’s of Gas dispersed or lost at the Plant as flare which shall include, but not be limited to, flare dispersed or lost in the Gas conditioning and treating; recovery, extraction, and removal of Plant Products; and the recompression of Residue Gas.

r.	“Residue Gas” shall mean that hydrocarbon and non-

hydrocarbon stream remaining after the recovery, extraction, and removal of Plant Products, and after reduction for Gas used for Process Fuel, Process Flare, and other incidental losses.
s.	“Residue Redelivery Facility” shall mean the Residue Gas pipeline and associated equipment operated by Union Pacific Texas Gas Pipeline, Inc. (“UPTGPI”) that are located at the Plant Tailgate and are used to deliver Residue Gas to the Residue Redelivery Point(s).

t.	“Residue Redelivery Point(s)” shall mean the point(s) of interconnect between the Residue Redelivery Facility and the facilities of third party pipeline (s) to which the Residue Gas is delivered and which point(s) are shown on Exhibit “C,” attached hereto and made a part hereof in full.

u.	“SCF” or “standard cubic foot of gas” shall mean the amount of Gas necessary to fill a cubic foot of space when the Gas is at a pressure of 14.65 pounds per square inch absolute and a temperature of 60 degrees Fahrenheit.

ARTICLE II
COMMITMENT OF PROCESSING RIGHTS
     2.1 Subject to the terms and provisions hereof and as of the date hereof, Producer agrees to deliver for processing to Processor at the Delivery Point(s) the total volume of Gas owned or controlled by Producer lawfully produced from wells now or hereafter drilled on the lands within the Contract Area shown on Exhibit “A” or lands pooled therewith excluding Gas reserved or utilized by Producer in accordance with the terms of Article III. Any transfer by Producer of its right, title, or interest in Producer’s Gas to a third party, whether by farmout, contract, or otherwise, shall be made specifically subject to this Agreement. Producer will notify any person to whom Producer transfers all or a portion of its right, title, or interest in Producer’s Gas that such Gas is dedicated pursuant to the terms of this Agreement to be gathered and processed in the Facilities; and Producer shall obtain such third party’s agreement to continue delivering such Gas to Processor during the term of and in accordance with this Agreement. Producer will notify Processor of any such transfer within 10 days of the effective date. Failure of Producer to so notify Processor will not impair Processor’s rights under this Agreement.
     2.2 Gas shall be delivered after mechanical separation by Producer for the removal of free water and free liquid hydrocarbons, but shall not otherwise be processed by Producer for the removal of Liquefiable Hydrocarbons.

     2.3 Processor agrees that subject to the provisions hereof, it will take and gather Gas from the Delivery Points and will cause such Gas to be processed in the Plant for the recovery of Plant Products. Processor also agrees to deliver at the Plant Tailgate to Producer or Producer’s nominee Producer’s share of Residue Gas as determined under the provisions of Paragraph 10.6.
ARTICLE III
RESERVATIONS OF PARTIES
     3.1 Producer reserves all liquid hydrocarbons, oil, or condensate removed by Producer by means of mechanical gas-liquid separators (including heater-treaters), drips, and/or lines from the Gas prior to delivery to Processor. If mechanical cooling is performed by Producer to meet the temperature specifications of this Agreement, Producer shall not reduce the temperature of the Gas below 110 degrees Fahrenheit.
     3.2 Producer reserves all Gas that may be required for cycling, repressuring, pressure maintenance, and gas lift operations with respect to oil reservoirs on the premises committed hereunder; provided, however, Gas used in such operations shall be subject to the terms of this Agreement (to the extent that such Gas can be economically saved) and delivered to Processor, subsequent to the cessation of such operations.
     3.3 Producer reserves Gas for above ground development and operation of premises covered hereby.

     3.4 Producer may at any time, without liability to Processor, clean out, deepen, re-work, plug back, shut-in, use for injection, or abandon any well within the Contract Area or use any methods for the production of oil or gas that meet current industry standards.
     3.5 Producer hereby specifically reserves the right to introduce Gas, water, or any other extraneous substances into a well covered hereby or into the formation(s) from which said well is producing when, in the exclusive judgment of Producer, the introduction of such substances is desirable in the operation of such well for the production of oil or gas; provided, that if Producer’s operations under this paragraph create a condition which, in the exclusive judgment of Processor, (i) makes the taking and utilization of Gas therefrom unprofitable to Processor, or (ii) tends to endanger the Plant or property of Processor or the lives of Processor’s employees, then Processor reserves the right to discontinue taking Gas from the particular Delivery Point to which the well is connected so long as such condition continues to exist.
     3.6 Producer expressly reserves the right to deliver or furnish to Producer’s lessor Gas as required to satisfy the terms of Producer’s oil and gas leases.
ARTICLE IV
DELIVERY POINT AND PRESSURE
     4.1 Producer, at its own expense, shall construct, equip, maintain, and operate all facilities (including, but not limited to, all necessary separation, dehydration, and/or compression)

necessary to deliver Producer’s Gas to Processor at the Delivery Point at such pressure as is required and sufficient to enter Processor’s Delivery Point, but not to exceed 1,075 psig.
     4.2 If the Processor provides compression for the Producer’s Gas other than Plant recompression, the Processor shall provide or cause to be provided each stage of compression for an initial fee of 6.16¢ per MCF per stage, and Producer will provide its pro rata share of fuel required for operating such compressor(s), in order that Gas dedicated hereunder will meet the pressure requirements at the Plant inlet. Commencing April 1, 1995, and each April 1st thereafter, the compression fee set forth herein will be adjusted upward or downward, in proportion to the percentage increase or decrease in the average hourly earnings of crude petroleum and Gas production workers for the last calendar year, compared to the previous calendar year, as shown by the “Index of the Average Hourly Earnings of Crude Petroleum and Gas Production Workers” as published by the Bureau of Labor Statistics of the United States Department of Labor.
     4.3 The fuel used for inlet compression will be handled according to Paragraphs 10.1 or 10.6(c) depending on the source of the fuel.
     4.4 Processor, at its own expense, shall construct, equip, maintain, and operate all meters and facilities necessary to measure Producer’s Gas at the Delivery Point(s);
     4.5 As of the effective date, Processor has installed the initial portion of a Gathering System with a number of pipelines,

trunklines, and laterals in the Contract Area as shown in Exhibit “A.” It is expected that Processor will expand the Gathering System to handle new wells which will be connected to additional Delivery Points within the Contract Area. To expeditiously handle expansion of the Gathering System, the Processor and Producer agree to the following terms:
a.	Producer shall provide written notice to Processor of Producer’s intent to drill a well or wells on lands within the Contract Area or lands pooled therewith and request that Processor initiate the construction of necessary pipelines and related facilities to connect the Delivery Point(s) for the well or wells to the existing Gathering System (hereinafter “pipeline expansion”). Processor shall notify Producer of the estimated costs of the right-of-way portion of the pipeline expansion, and if those costs exceed $40,000, Producer shall have ten days from receipt of notice to make a written election for Processor to proceed with the pipeline expansion or to rescind its request for the pipeline expansion. If Producer elects to proceed with the pipeline expansion, Processor may decline to construct the pipeline expansion if it determines that it would not be profitable to do so. In such event, Producer may construct the pipeline expansion at its sole cost. The pipeline expansion must meet all Processor’s specifications, and Processor will be responsible for the meter station and connection to the Gathering System. The Processor may, at its election, acquire the ownership of the pipeline expansion installed by the Producer by reimbursing Producer for the actual pipeline expansion costs with no allowance for inflation or depreciation. Producer agrees to execute all assignments or contracts deemed necessary to accomplish the transfer to Processor of title to the pipeline expansion, including rights-of-way and easements. In the event neither Processor nor Producer elect to construct the necessary pipeline expansion to connect the Delivery Point to the existing Gathering System, then this Agreement shall terminate as to the Gas from the well or wells to be connected to that Delivery Point.

b.	If Producer timely elects to proceed with pipeline expansion where right-of-way costs exceed $40,000 or the estimated cost does not exceed $40,000, and Processor has agreed to construct the pipeline expansion, Processor shall cause commencement of construction as soon as practicable after the later of right-of-way acquisition or commencement of drilling of the well.

c.	Producer shall guarantee reimbursement to Processor of the total actual cost associated with each pipeline expansion (including, but not limited to, the costs of right-of-way, construction, and materials) according to the following calculations:

R	=	C — ($0.215 * V)
Where:

R	=	Amount to be reimbursed.

C	=	Pipeline expansion cost.

V	=	The volume of Gas, in thousands of cubic feet (MCF), delivered by the Producer to Processor from the Delivery Point through the pipeline expansion; provided that if more than one Delivery Point utilizes the pipeline expansion, or any portion thereof, the Volume used in the calculation will be determined by summing the prorated volumes of all Gas from Delivery Points using the pipeline expansion. To determine the prorated volumes from each Delivery Point, the volume of Gas from each Delivery Point will be multiplied by a fraction, the numerator of which is the length in feet of the pipeline expansion utilized by such Delivery Point, and the denominator is the total length of the pipeline expansion. The sum of all these prorated volumes using the pipeline expansion will be the volume used in the calculations.
1)	Reimbursement will be due only when the value of “R” is positive.

2)	Any reimbursement due Processor from Producer shall be paid by Producer within 30 days of the first of the following to occur:

(i) the date that the well is determined to be a dry hole or is plugged or abandoned;
(ii) the date that the well has delivered no Gas for a period of 180 consecutive days;
(iii) two years from the date of initial production from the well; or
(iv) the date of termination of this Agreement.
ARTICLE V
REGULATION OF PRODUCTION
     5.1 It is understood and agreed by the parties hereto that in order for Processor to maintain maximum efficiency in the Facilities, and in order to prevent flaring and/or bypassing of Gas, it will be necessary to maintain a uniform rate of flow of Gas to the Facilities from all sources during each 24 hour period. Therefore, Producer agrees that it will cooperate with Processor in regulating the flow rate of Producer’s Gas and in establishing a producing schedule to deliver on a best efforts basis the Gas at a uniform and continuous flow rate.

ARTICLE VI
QUANTITY
     6.1 Subject to Gathering System and Plant capacity, Processor shall take and process that volume of Gas legally allowed to be produced which is attributable to the interest owned or controlled by Producer in wells drilled on lands within the Contract Area or lands pooled therewith; provided, after processing, Producer or Producer’s nominee will accept the Residue Gas attributable to Producer.
     6.2 If insufficient Plant capacity exists to process all the Gas, the Plant processing capacity will be prorated for all Gas, without undue discrimination, and the Gas unable to be processed will be bypassed ratably during the period that processing capacity is not available in the Plant, provided that such unprocessed volumes of Gas, together with all other volumes of Gas owned by third parties which are bypassed around the Plant will not, in Processor’s sole opinion, cause the commingled Gas and Residue Gas to fail to meet the quality specifications set forth by the third party pipelines at the Residue Redelivery Point(s) listed on Exhibit “C.”
     6.3 Recognizing that the Plant may not have sufficient capacity to process all Gas produced from the Contract Area, Processor shall have the right, but not the obligation, to expand the Plant or build a new Gas processing plant at a different location, and in such event, Producer’s Gas, or a portion thereof, may be processed by Processor in the expanded Plant or the new Gas processing plant in accordance with the terms of this Agreement.
     6.4 Notwithstanding the above, Processor reserves the right to operate the Plant and Gathering System in the manner it deems necessary, in its sole judgment.
ARTICLE VII
QUALITY
     7.1 Processor shall not be obligated to receive and process Gas delivered hereunder that fails to meet the following specifications:
a.	Commercial in quality and free from any foreign materials such as dirt, dust, iron particles, crude oil, dark condensate, and free water, and other similar matter; and substances which may be injurious to pipelines or which may interfere with the processing, transmission, or commercial utilization of said Gas;

b.	the Gas delivered hereunder shall not exceed a temperature of 120 degrees Fahrenheit at the Delivery Point(s) to Processor;

c.	The Gas delivered hereunder shall not contain more than:
(i)	One-fourth grain of hydrogen sulfide, or five grains of total sulfur, or one grain mercaptan per 100 cubic feet;

(ii)	five parts per million by volume of oxygen;

(iii)	five and one-half percent by volume of carbon dioxide;

(iv)	two percent by volume of nitrogen;

(v)	seven and one-half percent by volume of a combined total of inerts, including, but not limited to, carbon dioxide and nitrogen Components; or

(vi)	seven pounds of water per million cubic feet.
d.	No diluents such as carbon dioxide, air, or nitrogen shall be added to the Gas;

e.	The Gas shall contain no carbon monoxide, halogens, or unsaturated hydrocarbons, and no more than 400 parts per million of hydrogen; and

f.	The Gas shall contain no less than 1,050 Btu and 2.1 GPM ethane and heavier hydrocarbons.
     7.2 If any of the Gas delivered by Producer hereunder should fail to meet the quality specifications set forth in this Article VII, Processor may elect to accept and process such Gas, or elect to accept, but treat and/or condition, such Gas prior to gathering or processing. The acceptance of Gas not meeting the quality specifications set forth in Article VII shall not be deemed a waiver of Processor’s right to reject such Gas at any later time, and Processor shall be entitled, at any time and from time to time, to decline to accept proffered deliveries of Gas not meeting the quality specifications set forth herein.
     7.3 If Processor elects to accept but treat and/or condition the non-conforming Gas prior to gathering and processing, the Processor shall advise the Producer of such election, and the Producer shall have a maximum of 30 days to advise Processor if it will treat and/or condition its own Gas. If Producer does not elect to treat and/or condition or fails to make such election within the specified time, then the Processor shall have the right to proceed and the following shall apply:
a.	If for any reason the Gas delivered hereunder fails to comply with the quality specifications for temperature as described in Paragraph 7.1(b) above, the Processor shall have the right, but not the obligation, to treat non-conforming Gas in order that it will comply with the temperature specifications. In the event Processor exercises its right to treat non-conforming Gas, Processor shall receive a fee for performing said treating in accordance with the following:

Temperature (°F)	Fee
Less than or equal to 120°F	No Fee
Between 120°F and 160°F	3¢/MCF
Equal to or greater than 160°F	Rejected
b.	If for any reason the Gas delivered hereunder fails to comply with the quality specifications for carbon dioxide (CO2) as described in Paragraph 7.1(c) above, the

Processor shall have the right, but not the obligation, to treat non-conforming Gas in order that it will comply with the CO2 specifications. In the event Processor exercises its right to treat non-conforming Gas, Processor shall receive a fee for performing said treating in accordance with the following schedule:

CO2 MOL %	FEE
under 5.5%	No Fee
5.5%-6%	$.0675/Mcf
6%-7%	$.0775/Mcf
7%-8%	$.0875/Mcf
over 8.0%	$.1000/Mcf
c.	If for any reason the Gas delivered hereunder fails to comply with the quality specifications for water content as described in Paragraph 7.1(c) above, the Processor shall have the right, but not the obligation, to treat non-conforming Gas in order that it will comply with the water content specifications. In the event Processor exercises its right to treat non-conforming Gas, Processor shall receive a fee for performing said treating of $0.03/MCF.
     7.4 Processor shall have the right to invoice Producer for treating and/or conditioning the non-conforming Gas, or Processor may elect to deduct the fees from payments to be made by Processor to Producer. The fees noted in Paragraph 7.3 shall be in effect until April 1, 1995, at which time the fee will be adjusted up or down in accordance with the adjustment methodology used for compression fees in Paragraph 4.2.

ARTICLE VIII
TESTS
     8.1 a. Processor shall procure or cause to be procured a sample of Gas at each Delivery Point and analyze the samples by chromatographic analysis to determine the Component content (mole percent), specific gravity, the BTU content, and the Plant Product content (expressed in gallons per MCF) thereof.
          b. The individual Plant Products contained in the commingled stream of Plant Products delivered from the Plant each month shall be determined from a chromatographic analysis of a spot sample or a sample taken from a continuous sampling device. The results of the chromatographic analysis shall be applied to the commingled stream of Plant Products to determine the volume of each individual Plant Product delivered from the Plant.
          c. Tests provided for in Subparagraphs (a) and (b) of this Paragraph 8.1 shall be made by Processor using its own equipment or by an independent testing service at least once in each calendar quarter. All such tests shall be made in accordance with approved engineering practices. Representatives of Producer shall be entitled to witness such tests, and Producer shall be given at least ten days written notice in advance of tests to be made concerning Producer.
     8.2 Physical constants required for making calculations hereunder shall be taken from the Gas Processors Association Physical Constants Publication No. 2145-93 (as it may be hereafter amended from time to time). Physical constants for the hexanes and heavier hydrocarbons portion of hydrocarbon mixtures shall be assumed to be the same as the physical constants for hexane. The heat content per gallon of each liquid hydrocarbon Component shall be determined by multiplying the cubic feet per gallon of such liquid hydrocarbon Component by the heat content per cubic foot thereof. Said physical constants, adjusted to 14.65 psia, with the heat content per gallon as calculated, are now as follows:

	Cubic Feet	BTU Per	BTU Per
Component	Per Gallon	Cubic Ft.	Gallon
Methane	59.321	1006.8	59,724
Ethane	37.594	1764.1	66,320
Propane	36.489	2508.2	91,521
Iso-Butane	30.735	3241.7	99,634
Normal Butane	31.891	3252.1	103,713
Iso-Pentane	27.466	3988.4	109,545
Normal Pentane	27.759	3996.4	110,936
Hexanes Plus	24.456	4741.0	115,946
ARTICLE IX
MEASUREMENT AND METER TESTING
     9.1 The unit of volume for measurement of Gas delivered hereunder shall be 1,000 cubic feet of Gas at a base temperature of 60 degrees Fahrenheit and at an absolute pressure of 14.65 psia and saturated with water vapor. All fundamental constants, observations, records, and procedures involved in determining the quantity of Gas delivered hereunder shall be in accordance with the standards prescribed in Report No. 3 of the American Gas Association, as now and from time to time amended or supplemented. It is agreed that for the purpose of measurement and computations hereunder, the atmospheric pressure shall be assumed to be 14.7 psia regardless of the atmospheric pressure at which the Gas is measured and that the Gas obeys the Ideal Gas Laws as to variations of volume with pressure and specific gravity, including the deviation from Boyle’s law, shall all be made by Processor in accordance with applicable rules, regulations, and orders promulgated by the Railroad Commission of Texas pursuant to the Standard Gas Measurement Law of Texas. It is also agreed that the Processor may apply a uniform correction factor for water vapor if the Processor deems necessary.
     9.2 Processor shall install, maintain, and operate a measuring station located at each Delivery Point. Said measuring station(s) shall be so equipped with orifice meters, recording gauges, or other types of meter or meters of standard make and design commonly acceptable in the industry, and of suitable size and design, as to accomplish the accurate measurement of Gas delivered hereunder. The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be done by Processor. At Processor’s election, electronic gas measuring equipment may be used.
     9.3 Processor shall measure or cause to be measured the volume of Plant Products in gallons.
     9.4 Producer may, at its option and expense, install check meters for checking Processor’s metering equipment; and the same shall be so installed as not to interfere with the operation of Processor’s Facilities.

     9.5 The temperature of the Gas flowing through the meter shall be determined by the continuous use of a recording thermometer or device installed by Processor so that it will properly record the temperature of the Gas flowing through the meter.
     9.6 The specific gravity of the Gas flowing through the meter shall be determined by methods commonly accepted in the industry. Specific gravities so determined will be used in calculating Gas deliveries until the next specific gravity test is made.
     9.7 Each party shall have the right to be present at the time of any installing, reading, sampling, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the other’s measuring equipment used in measuring deliveries hereunder. The records from such measuring equipment shall remain the property of their owner, but upon request, each will submit to the other its records and charts, together with calculations therefrom subject to return within 30 days after receipt thereof. If meters utilizing charts are used to measure Gas hereunder, then the charts shall be kept on file for a period of two years, or such longer period as may be required by law. In addition, any other measurement data shall also be kept for the same time period. Each party, during each of the first three production months, and after that at least quarterly, or more often if necessary, shall calibrate the meters and instruments installed by it or cause the same to be calibrated. Processor shall give the Producer ten days notice in advance of such tests so that the latter may, at its election, be present in person or by its representative to observe adjustments, if any which are made.
     9.8 If the metering equipment is found to be inaccurate by two percent or more, registration thereof and any payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half of the time elapsed since the last day of the calibration, not exceeding, however, 90 days. If, however, the metering equipment is on a well that averaged more than five MMCFD for the production month, the factor shall be one percent or more in lieu of two percent or more. Unless conclusively determined that Processor’s measurement equipment is inaccurate by two percent or more, or one percent or more, as applicable, Processor’s measurement shall be deemed to be correct for all purposes hereunder, and no adjustment shall be made to the previous volumes. Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. If for any reason any meter is out of service or out of repair so that the quantity of Gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of Gas so delivered during such period shall be estimated and agreed upon by the parties hereto upon the basis of the best available data using the first of the following methods which is feasible.

a.	By using the registration of any check measuring equipment of Producer, if installed and registering accurately;

b.	By correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

c.	By estimating the quantity of deliveries during preceding periods under similar conditions when the meter was registering accurately.
     9.9 If Producer shall notify Processor, or if Processor shall notify Producer, at any time that a special test of any meter is desired, the parties shall cooperate to secure an immediate verification of the accuracy of such meter and joint observation of any adjustments. All tests of Processor’s measuring equipment shall be made at Processor’s expense, except that the Producer shall bear the expense of tests made at its request if the inaccuracy found is less than two percent. Expense as used herein shall be limited to actual costs of Processor as the result of testing and shall not include any costs incurred by Producer as the result of witnessing said testing.
     9.10 If during any month less than three MMCF of Gas is delivered to a Delivery Point, (except for reasons of Force Majeure), then Processor shall charge a meter fee applicable to any such Delivery Point equal to $200.00. Such fee shall be deducted from the compensation otherwise due Producer under this Agreement; or, at Processor’s election, Producer may be invoiced for such amount payable 30 days after receipt.
     9.11 The parties hereto recognize and acknowledge that technological advances may occur over the term of this Agreement which may render certain measurement devices obsolete, or less accurate, or less efficient than that which may be available. In such event, Processor may, with Producer’s approval, substitute or utilize such available measurement equipment in lieu of any measurement equipment described above in this Article IX.
     9.12 If for any reason Producer’s Gas is delivered to the Processor at the Delivery Point with pulsations that affect the accuracy of the measurement, the Producer shall be responsible for installing necessary pulsation dampeners, or other devices, to eliminate or reduce the pulsations to an acceptable level determined by the Processor.
ARTICLE X
ALLOCATION PROCEDURE
     10.1 Adjusted Gas Volume. The “Adjusted Gas Volume” for each Delivery Point shall be the measured Gas volume delivered at that Delivery Point, less any volumes of Gas which are allocated to that Delivery Point and which are removed or utilized in operations conducted after the Delivery Point and before the Plant inlet which are necessary to move Gas through the Gathering System or to make the Gas acceptable at the Plant inlet, including, but not limited to, fuel for compression, dehydration, treating, or conditioning operations or Gas utilized for gas lift operations. Hereinafter,

Gas utilized as fuel for such operations or removed from the Gathering System for gas lift operations is referred to as Gathering System Fuel. The Gathering System Fuel attributable to a Delivery Point shall be determined by multiplying the total volume of Gathering System Fuel consumed in such operations by a fraction, the numerator of which is the Gas volume measured at the Delivery Point, and the denominator of which is the total Gas volume measured at all Delivery Points utilizing such operations.
     If no Gathering System Fuel is attributable to a Delivery Point, then the Gas volume measured at the Delivery Point will be the Adjusted Gas Volume.
     Allocations of Plant Product, Process Fuel, Process Flare, and Residue Gas attributable to each particular Delivery Point shall be made using such “Adjusted Gas Volume” for each such Delivery Point.
     10.2 Allocation of Plant Products. The allocation of Plant Products attributable to each Delivery Point shall be determined as follows:
a.	The Adjusted Gas Volume for a Delivery Point shall be multiplied by its Liquefiable Hydrocarbon content, by Component, expressed in gallons per MCF (gpm) and by its BTU/gallon factor, in accordance with Paragraph 8.2, to arrive at the theoretical BTUs, by Component, for Gas delivered from such Delivery Point.

b.	The Plant Products attributable to a particular Delivery Point shall be determined by multiplying the total gallons actually saved and sold of each Component of Plant Products from all Delivery Points by a fraction, the numerator of which is the theoretical BTUs of that Component attributable to a particular Delivery Point, and the denominator of which is the total theoretical BTU, by Component, attributable to all Delivery Points.
     10.3 Allocation of Process Fuel. The allocation of Process Fuel attributable to each Delivery Point shall be determined as follows:
a.	Processor shall determine the MMBTU’s of Process Fuel used by the Plant by multiplying the Process Fuel volume by the weighted average heating value of the Residue Gas.

b.	The Process Fuel attributable to a Delivery Point shall be determined by multiplying the total Process Fuel, expressed in MMBTU, by a fraction, the numerator of which is the Adjusted Gas Volume for that Delivery Point multiplied by its BTU content to arrive at the “Gross Theoretical BTU Content” attributable to such Delivery Point, and the denominator of which is the sum of all Adjusted Gas Volumes for all Delivery Points multiplied by their respective BTU content to arrive at the “Total Gross Theoretical BTU Content”.

     10.4 Allocation of Process Flare. The allocation of Process Flare attributable to each Delivery Point shall be determined as follows:
a.	Processor shall determine the MMBTU’s of Process Flare, if any, by multiplying the Process Flare volume hereof by the weighted average heating value of the Residue Gas.

b.	The Process Flare attributable to a Delivery Point shall be determined by multiplying the total Process Flare, expressed in MMBTU, by a fraction, the numerator of which is a the Adjusted Gas Volume for that Delivery Point multiplied by its BTU content to arrive at the “Gross Theoretical BTU Content” attributable to such Delivery Point, and the denominator of which is the sum of all Adjusted Gas Volumes for all Delivery Points multiplied by their respective BTU content to arrive at the “Total Gross Theoretical BTU Content”.
     10.5 Allocation of Gains or Losses. Gains or losses, if any, will be allocated to the Producer(s) through the allocation process described in Paragraph 10.6(b) where all Net Theoretical BTU’s of Residue Gas [as defined in Paragraph 10.6(a)] are allocated to a particular Delivery Point.
     10.6 Allocation of Residue Gas. The allocation of Residue Gas attributable to each Delivery Point and of proceeds attributable thereto shall be determined as follows:

a.	Theoretical BTU’s of Residue Gas. Adjusted Gas Volume shall be multiplied by its BTU content to arrive at the “Gross Theoretical BTU Content” attributable to such Delivery Point. This “Gross Theoretical BTU Content” attributable to such Delivery Point shall then be reduced by deducting therefrom (i) the total BTU’s contained in the Plant Products allocated to that Delivery Point, pursuant to Paragraph 10.2 above, (ii) the total BTU’s of Process Fuel required for recompression of and the extraction of Plant Products attributable to that Delivery Point, and (iii) the total BTU’s of Process Flare attributable to that Delivery Point. For example, the number of BTU’s attributable to Plant Products to be deducted, for each Delivery Point, shall be determined by converting the allocated gallons of Plant Products at each Delivery Point to their respective equivalents in BTU’s by multiplying the individual Component gallons by the BTU/Gallon Liquid Ratio Factor as set forth in Article VIII hereof. The resultant difference in BTU’s obtained by deducting the BTU’s of Plant Products, Process Fuel, and Process Flare from the “Gross Theoretical BTU Content” shall be considered the “Net Theoretical BTU’s of Residue Gas” attributable to such Delivery

Point.

b.	The BTU’s of Residue Gas attributable to an Adjusted Gas Volume for a Delivery Point shall be determined by multiplying the total BTU’s of Residue Gas actually saved and sold at the Residue Redelivery Point attributable to all the Gas delivered to the Plant by a fraction, the numerator of which is the “Net Theoretical BTU’s of Residue Gas” attributable to a particular Delivery Point, and the denominator of which is the total “Net Theoretical BTU’s of Residue Gas” attributable to all Delivery Points. At a particular Delivery Point, any allocation of proceeds for Residue Gas to the Producer shall be made on this basis.

c.	If BTU’s of Residue Gas are consumed or used for fuel for any operations other than Process Fuel, then the BTU’s of Residue Gas, so allocated to a particular Delivery Point, shall be reduced by the BTU’s of Residue Gas consumed or used by that Delivery Point in those operations, such as fuel, for gathering and inlet facilities, other than Gathering System Fuel, if its source is Residue Gas.

ARTICLE XI
DISPOSITION OF PRODUCER’S PORTION OF PLANT PRODUCTS
     11.1 On behalf of Processor, Operator shall have the right to sell all Plant Products removed or extracted from the Facilities after Gas is delivered at the Delivery Point. Operator shall sell the Plant Products at the Plant Tailgate, and Producer shall have no right to take the Plant Products in kind at the Plant Tailgate. The price received by Operator for the Plant Products f.o.b. Plant Tailgate will be net of costs and any losses incurred by the purchaser for transporting, fractionation, treatment, storage, upgrade, line losses, measurement, commission, brokerage, marketing fees, exchange differentials, and fractionator retainage. The sum of all these costs for Plant Products which are transported by pipeline shall not exceed 6.1 cents per gallon for 1994 and will be subject to fluctuations thereafter. This limitation shall not apply to Plant Product transported other than by pipeline.
     11.2 Operator shall notify Producer of the purchaser of the Plant Products, and Producer may, subject to the following conditions, enter into a separate agreement with the purchaser to take in kind purity Plant Products after fractionation at Mont Belvieu, Harris County, Texas, which are equivalent to 80% of the Plant Products allocable to Producer at the Plant Tailgate, less costs (excluding the marketing fee) and any losses that occur between Plant Tailgate and delivery of purity Plant Product at Mont Belvieu.

     11.3 Producer shall notify Operator that it has exercised its right to take in kind purity Plant Products within 30 days of execution of this Agreement or 30 days after the start-up of the Plant Products pipeline, whichever occurs later; however, Producer may not begin taking in kind until the month after 60,000 barrels of Plant Product have been shipped by pipeline. If Producer fails to timely notify Operator of its election to take in kind, Operator shall pay Producer in accordance with the provisions of Article XII until it receives notice of an election to take in kind in accordance with the following terms. Producer may give Operator notice of its election to take in kind annually, on or before 90 days prior to January 1 of the next calendar year. The election shall become effective as of January 1, shall remain in effect for one calendar year, and shall apply to all purity Plant Products. Producer’s election to take in kind purity Plant Products at Mont Belvieu shall be at Producer’s sole cost, risk, and expense.
ARTICLE XII
PROCESSING PAYMENT
     12.1 Processor shall retain 20% of the BTUs of Residue Gas available for sale which are attributable to Producer’s Gas; and 20% of the proceeds received by Operator for the Plant Products attributable to Producer’s Gas. Subject to Producer’s right to take in kind purity Plant Products from the purchaser in accordance with the provisions of Article XI, Processor shall remit to Producer 80% of the amount derived by summing the results of multiplying the respective gallons of each Plant Product allocated to Producer pursuant to Paragraph 10.2 by the price per gallon received by Operator for such Plant Product f.o.b. Plant Tailgate. Processor shall have the right to deduct from the amount to be remitted to Producer any amounts due Processor by Producer pursuant to the terms of this Agreement.
ARTICLE XIII
DISPOSITION OF PRODUCER’S PORTION OF RESIDUE GAS
     13.1 Processor will deliver Producer’s portion of Residue Gas to the Residue Redelivery Facility at the Plant Tailgate. Processor agrees to deliver Producer’s Residue Gas at a pressure sufficient to enter the Residue Redelivery Facility, but in no event shall Processor be obligated to deliver Residue Gas at a pressure which exceeds the higher of plant discharge pressure or 750 psig. Producer and Processor will separately contract with the Residue Redelivery Facility regarding the redelivery of their respective shares of Residue Gas to the various Residue Redelivery Point(s). Producer and Processor understand there will normally be some inventory gains and losses caused by balancing of Residue Gas among the Residue Redelivery Points pipelines; however, Processor shall not be required to bear any costs resulting from such inventory or balancing.

ARTICLE XIV
ACCOUNTING AND PAYMENTS
     14.1 Processor shall furnish to Producer on or before the 25th day of each month a report or statement disclosing information necessary to enable Producer to make reasonable and accurate statistical and accounting entries upon its books concerning all phases of this Agreement related to the preceding month, including an allocation statement of Residue Gas delivered for Producer’s account to its Residue Gas purchaser.
     14.2 Each party shall have the right during reasonable hours to examine books, records, charts, and original test data of the other party to the extent necessary to verify the accuracy of any statement, charge, credit, computation, test, or delivery made pursuant to any provision hereof. If any such examination reveals any inaccuracy in any such statement, charge, credit, computation, test, or delivery, the necessary adjustment shall be promptly made.
     14.3 Processor shall pay to Producer monthly, on or before the 45th day after the end of the production month, the sums due under Article XII for Producer’s Plant Products marketed by Processor during the preceding month less the amount of any taxes actually paid by Processor which are applicable to such quantities. This payment shall be made irrespective of the interest, title, or lien of any royalty or mineral owner or any third party or parties in and to the Gas delivered by Producer to Processor hereunder, the Plant Products, or Residue Gas derived therefrom, or proceeds accruing from the sale thereof. Payments not made within the specific time period shall accrue interest at two percent over the prime loan rate in effect at the end of each business day as described by the Chase Manhattan Bank of New York; provided that there shall be no obligation to pay interest if a payment is not timely made because Processor does not have sufficient information from Producer to make the payment.
     14.4 Producer shall be responsible for the payment of all royalties due on Residue Gas and Plant Products. Producer shall indemnify and hold Processor harmless from all claims, actions, causes of action or damages, liability, or obligations arising out of or related to the payment of the lessor’s royalty or any other burden or encumbrance affecting Producer’s Gas.
     14.5 Notwithstanding any change in ownership of Producer’s properties, Processor shall never be required to make payments or to give notices required under the provisions of this Agreement to more than one party, and, in the event the Producer’s properties shall ever be owned by more than one party, Processor may withhold (without interest) further payments and notices until all of the owners of Producer’s properties have designated one party to act for them in all respects relating to said properties and this Agreement, including the rendering of bills, the submission of charts, and the receipt of payments and notices hereunder.
     14.6 Processor, at its election, may deduct from its payment to Producer sums, if any, due to Processor under the terms of this Agreement.

     14.7 All accounting records and documents directly related to this Agreement prepared by either party hereto shall be retained for a period of not less than two years following the end of the calendar year of their origination. The parties further agree that all matters relating to the accounting hereunder for any calendar year shall be considered correct and not subject to further audit or legal challenge after two years following the end of the calendar year.
ARTICLE XV
WARRANTY
     15.1 Producer warrants the title to all Gas and all Components thereof which shall be delivered by Producer to Processor hereunder, the right to enter into this Agreement with reference to such Gas, and that such Gas is free from all liens and adverse claims; and agrees, if notified thereof by Processor, to indemnify Processor against all suits, action, debts, accounts, damages, costs, and expenses arising from and out of any adverse legal claims of any and all persons whomsoever to or against such Gas and against the Plant Products derived therefrom. Producer agrees to make settlement for all royalties, overriding royalty interests, and/or production payments due and payable on the Gas delivered to Processor hereunder, the Plant Products extracted and saved therefrom, and the sale and disposition of the Reside Gas thereof, all in accordance with the terms of the leases from which Gas processed hereunder is produced, applicable instruments of title, and all amendments thereto; and Producer agrees to hold Processor harmless from any and all claims or demands of mineral or royalty owners and third party claimants as to their respective portions of such Gas delivered hereunder.
     15.2 If Producer’s title is questioned, Processor may withhold payments of proceeds due hereunder without interest up to the amount of the claim until title is free from such questions or until Producer furnishes a bond satisfactory to Processor conditioned to save Processor harmless, or other surety satisfactory to Processor.
     15.3 Producer also represents and warrants that it has full authority to receive payment for the sum of all Gas delivered hereunder.
ARTICLE XVI
TAXES
     16.1 Producer shall pay or cause to be paid all production, severance and ad valorem taxes, assessments, and other charges levied or assessed against the Gas delivered by Producer hereunder, and against Producer’s portion of the Plant Products, against Producer’s Residue Gas, and against the sale thereof, and all taxes and statutory charges levied or assessed against any of Producer’s properties, facilities, or operations.
     16.2 Processor shall pay all taxes and statutory charges levied or assessed against its Plant, operations, and that portion of the Plant Products derived from Producer’s Gas which accrue to

Processor under the provisions of Article XII hereof.
ARTICLE XVII
INDEMNITY
     17.1 Each of the parties hereto assumes full responsibility and liability for the maintenance of its respective properties and agrees to indemnify and save the other party harmless from all liability and expense on account of any and all damages, claims, taxes, actions, including injury to or death of persons and damage to or destruction of property arising from any act or omission or accident in connection with control or possession of the Gas by, or the installation, presence, maintenance, and/or operation of the property and equipment of, the indemnitor.
     17.2 Producer agrees to defend, indemnify, and hold Processor harmless from all claims, actions, damages, liability, expenses, including wrongful death, personal injury, or property damage arising out of or in connection with (i) Producer’s ownership and control of the Gas prior to the time the Gas passes through the Delivery Point(s); (ii) after the Residue Gas leaves the Plant Tailgate; and (iii) the ownership and operation of any wells and facilities installed by Producer above the Delivery Point(s), whether or not required under the terms of this Agreement.
     17.3 Processor agrees to defend, indemnify, and hold Producer harmless from all claims, actions, damages, liability, or expense, including wrongful death, personal injury, or property damage arising out of or connected with the operation of the Gathering

System or Plant.
     17.4 As between the parties hereto, and as to liability, if any accruing to either party hereto, or to any third party, Producer shall be solely liable for and in control and possession of the Gas deliverable hereunder and shall bear the risk of loss until the Gas is delivered to Processor at the Delivery Point. Processor shall be solely liable for and in control and possession of the Gas and the Plant Products and shall bear the risk of loss until Processor has delivered Residue Gas to Producer at the Plant Tailgate and delivered Plant Products to Union Pacific Fuels, Inc. at the Plant Tailgate, whereupon Producer shall again be in control and possession thereof and bear the risk of loss of the Residue Gas, and Union Pacific Fuels, Inc. shall be in control and possession of and bear the risk of loss of the Plant Products.
     17.5 Neither Producer nor Processor shall have any responsiblity with respect to Gas deliverable or delivered hereunder, Plant Products derived therefrom, and Residue Gas, or on account of anything which may be done, happen, or arise with respect thereto, during such time as said Gas, Plant Products, and Residue Gas are in control and possession of the other party as hereinabove provided.
ARTICLE XVIII
FORCE MAJEURE
     18.1 In the event any party hereto is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make payments due hereunder, it is agreed that on such party giving notice and full particulars of such inability by telephone and in writing to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, as far as possible, be remedied with all reasonable dispatch. The term “force majeure” as employed herein shall mean acts of God; strikes; lockouts; or other industrial disturbances; acts of the public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosion, breakage, or accidents to machinery, plant facilities, or lines of pipe; the necessity for making repairs to or alterations of machinery, plant facilities, or lines of pipe; freezing of wells or lines of pipe; partial or entire failure of wells; and the inability of either Producer or Processor to acquire, or the delays on the part of either Producer or Processor in acquiring, at reasonable cost and after the exercise of reasonable diligence: (a) any servitude, rights-of-way grants, permits, or licenses; (b) any materials or supplies for the construction or maintenance of facilities; (c) any permits or permissions from any governmental agency if such are required; and any other causes, whether of a kind herein enumerated or otherwise, not within control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the party having the difficulty.
ARTICLE XIX
UNPROFITABLE OPERATIONS AND RIGHTS OF TERMINATION
     19.1 If, in the opinion of Processor, the processing of Gas from any well or wells, or any Delivery Point, under this Agreement, is or becomes uneconomical due to its volume, Plant Product content, government regulations, or any other cause, Processor shall not be obligated to process or may cease processing the Gas therefrom so long as such condition exists. Processor agrees that in its determination of uneconomical processing, the same criteria shall be used for Producer’s Gas as for all other Gas being processed through Processor’s Plant. In the event that Processor refuses to process such Gas, Producer may dispose of the Gas not processed as it sees fit; provided that Processor at any time thereafter shall have the right to process all Gas refused, if refused for reason or reasons resulting from an act of Producer or lack of action on the part of Producer, conditioned upon Processor giving Producer at least two months’ notice of its election so to do.
     19.2 In the event Processor should at any time hereafter elect to permanently discontinue the operation of the Plant, Processor or Producer shall have the option, exercised solely at its discretion, of terminating this Agreement in its entirety upon 120 days advance written notice of such termination notice to the other party.
     19.3 Nothing herein shall be construed to require Producer to drill any well or to continue to operate any well which a prudent operator would not in like circumstances drill or continue to operate.
     19.4 It is agreed that Processor shall not be obligated to expand any Facilities in order to provide capacity hereunder.
ARTICLE XX
TERM
     20.1 This Agreement shall be effective from the date hereof and shall continue in full force and effect for the life of the oil and gas leases or mineral interests of Producer within the Contract Area, or any extension or renewal thereof, or for so long as Processor continues the operation of its Facilities.

ARTICLE XXI
REGULATORY BODIES
     21.1 This Agreement and the provisions hereof shall be subject to all laws, order, rules, regulations, and directives of the United States, the State of Texas, and of any duly constituted governmental body, agency, commission, legislature, or court having jurisdiction herein. Nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule, regulation, or directive in any forum having jurisdiction in the premises. Producer and Processor have entered into this Agreement with the understanding, and in reliance on the fact, that this Agreement and/or performance of this Agreement are not and will not be subject to the jurisdiction or regulation of the Federal Energy Regulatory Commission (“FERC”) and/or any other local, state, or federal governmental authorities or entities including, without limitation, any public utility or common carrier authorities or entities. If this Agreement and/or performance of this Agreement becomes subject to such jurisdiction and/or regulation, this Agreement shall automatically terminate unless both Producer and Processor agree, in writing, within 30 days of the effective date of the attachment of any such jurisdiction and/or regulation, that this Agreement shall continue after such effective date.
     21.2 If the price for Gas delivered hereunder to be paid Producer by Processor or to be paid Processor by Processor’s Gas purchaser is a price which, under the Natural Gas Policy Act of

1978, requires an affirmative determination by a jurisdictional agency, then Producer shall file with the appropriate jurisdictional agency prior to initial deliveries of Gas hereunder the material required (including, but not limited to, FERC’s form No. 121) to establish Producer’s or Processor’s right to be paid such price. If Producer fails to make such filing, then Processor shall also retain and withhold from payment otherwise due Producer hereunder an amount equal to the aggregate loss of Processor’s margin as a result of Producer’s failure to make such filing.
ARTICLE XXII
ARBITRATION
     22.1 Any controversy between the parties arising under this Agreement not resolved by agreement shall be determined by a board of arbitration upon notice of submission given either by Processor or Producer, which request shall also name one arbitrator. The party receiving such notice shall, within ten days thereafter, by notice to the other, name the second arbitrator, or failing so to do, the party giving notice of submission shall name the second. The two arbitrators so appointed shall name the third, or failing so to do within ten days, then upon the written application of either party, such third arbitrator may be appointed by the American Arbitration Association. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular question in dispute. The arbitrators so appointed shall promptly hear and determine (after giving the parties due notice of hearing and a reasonable opportunity to be heard) the questions submitted and shall render their decision within 60 days after appointment of the third arbitrator. If within said period a decision is not rendered by the board or a majority thereof, new arbitrators may be named and shall act hereunder at the election of either Processor or Producer in like manner as if none has been previously named. The decision of the arbitrators, or of a majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted and the parties will abide by and comply with such decision. The expenses of arbitration shall be borne equally by the parties, except that each party shall bear the compensation and expenses of its counsel, witnesses, and employees.
ARTICLE XXIII
NOTICES AND PAYMENTS
     23.1 Any notice, request, demand, statement, or bill provided for in this Agreement shall be in writing and delivered by hand, mail, or telecopy. All such written communications shall be effective upon receipt by the other party at the address of the parties hereto as follow:

Producer

Statements:	Union Pacific Resources Company
Attn: Manager,
Austin Chalk Accounting
P.O. Box 7
Fort Worth, Texas 76101-0007

Payments:	Union Pacific Resources Company
P.O. Box 842511
Dallas, Texas 75284-2511

Contractual:	Union Pacific Resources Company
Attn: General Manager — Austin Chalk
P.O. Box 7
Fort Worth, Texas 76101-0007

Processor

Statements:	Union Pacific Resources Company
Attn: Manager, Austin Chalk Accounting
P.O. Box 7
Fort Worth, Texas 76101-0007

Payments:	Union Pacific Resources Company
P.O. Box 842511
Dallas, Texas 75284-2511

Contractual:	Union Pacific Resources Company
Attn: Manager, Natural Gas Operations
P.O. Box 7
Fort Worth, Texas 76101-0007
     Either of the parties may designate a further or different address by giving written notice to the other party.
ARTICLE XXIV
ASSIGNMENT
     24.1 This Contact shall extend to and be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns, of the respective parties hereto, but no transfer of or succession to the interest of either party hereunder, wholly or partially, shall affect or bind the other party until it shall have been furnished with the original instrument or with the proper proof that the claimant is legally entitled to such interest.
ARTICLE XXV
MISCELLANEOUS
     25.1 No waiver by either party of any one or more defaults in the performance of any provision of this Agreement shall operate or be construed as a waiver of any default or future defaults, whether of a like or different character.
     25.2 No modifications of the terms and provisions of the Agreement shall be made except by the execution of written agreements. This Agreement contains the entire agreement between the parties and there are no oral promises, agreements, or warranties affecting it.
     25.3 The descriptive headings of the provisions of these general provisions are formulated and used for convenience only and shall not be deemed to affect the meaning or construction of any such provisions.
     25.4 This Agreement supersedes and replaces any other contract(s) or agreements(s) which may exist between the parties covering the processing of the Gas dedicated hereunder.
     25.5 Nothing in this Agreement is intended to create a partnership or joint venture under state law or to render the parties hereto jointly and severally liable to any third party. Each of the parties elects to be excluded from the provisions of Subchapter K, Chapter 1 of Subtitle A, of the Internal Revenue Code of 1986 pursuant to the provisions of Article 761(a) of such code and from any similar provisions of state law. Processor shall timely file such evidence of this election as may be required under applicable law.
     25.6 Should any section, paragraph, subparagraph, or other portion of this Agreement be found invalid as a matter of all in a duly authorized court, or by a duly authorized government agency, then only that portion of the Agreement shall be invalid. The remainder of the Agreement which shall not have been found invalid shall remain in full force and effect.
     25.7 This Agreement shall be interpreted, construed, and governed by the laws of the State of Texas.
     25.8 This Agreement was prepared jointly by the parties hereunder and not by either party to the exclusion of the other.
     25.9 Producer recognizes and acknowledges Processor’s proprietary interest in this Agreement, and Producer agrees not to divulge any of the contents hereof to any other person, firm, corporation, or other entity. Producer agrees to be responsible for enforcing the confidentiality of this Agreement and agrees to take such action as necessary to prevent any disclosure by any of its agents or employees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several originals as of the date first above written.

UNION PACIFIC RESOURCES COMPANY		UNION PACIFIC RESOURCES COMPANY

By:	/s/ Donald P. Amsden	By:	/s/ J. B. Vering
	Donald P. Amsden		J. B. Vering
	Attorney-in-Fact		Attorney-in-Fact
	PROCESSOR		PRODUCER

EXHIBIT “B”
to the
Brookeland Gas Facilities
Gas Gathering and Processing Agreement
between
UNION PACIFIC RESOURCES COMPANY
and
UNION PACIFIC RESOURCES COMPANY
September 1, 1993

Delivery Point	Survey	API #
Donner Unit Well No. 1	Lutcher & Moore A-1152	42-351-30561
Donner Unit A Well No. 1	H. & T. C.R.R. A-230	42-351-30570
Gulf States Utilities Well No. 1	Lutcher & Moore A-1139	42-351-30549
Champion International Unit Well No. 2	Lutcher & Moore A-1139	42-351-30559
Champion International Unit A-20 Well No. 1	William Williams A-20	42-351-30569
Champion International Unit A-1159 Well No. 1	Lutcher & Moore A-1159	42-351-30571
Champion International Unit Well No. 1	T. & N. O.R.R. A-447	42-351-30567
Texaco Champion International Unit A-610 Well No. 1H	R. L. Stapp A-610	42-351-30574
Champion Well No. 1H	M. Coyle A-777	42-351-30576
Champion International Unit A-20 Well No. 2	William Williams A-20	42-351-30572
Hall Unit Well No. 1	William Williams A-20	42-351-30581
Arco Fee Unit, Well #1	H. & T.C.R.R., Survey #69 A-231	42-351-30558
Arco Fee A Well #1	H. & T.C.R.R. A-245	42-241-30531
Arco Fee A-1006 Well #1	John H. Kirby Survey #70 A-1006	42-351-30564
Areo Fee A-205 Well #1	H. & T.C.R.R. Survey #189 A-205	42-241-30553
Arco Fee A-248 Well #1	H. & T.C.R.R. Survey #171 A-248	42-241-30554
Arco Fee Unit A-208 Well #1	H. & T.C.R.R. Survey #197 A-208	42-241-30557

EXHIBIT “C”
to the
Brookeland Gas Facilities
Gas Gathering and Processing Agreement
between
UNION PACIFIC RESOURCES COMPANY
and
UNION PACIFIC RESOURCES COMPANY
September 1, 1993
Residue Redelivery Point(s)
Point of interconnect with the mainline of Tennessee Gas Pipeline in East Texas in survey H & T. CRRCO. A-246, Jasper County, Texas

Exhibit “A”
Brookeland Gas Facilities
Gas Gathering and Processing Agreement

Union Pac
Resource
A Subsidiary of Union Paci
BROOKELAND
JASPER AND NEWTON C
PLANT AND GATHERING SYSTEM
NW: 31° 17' 0.00" N / 94° 17' 0.00" W SE: 30° 53'
SCALE 1 : 192000
1 IN = 16000 FT
10000 0 10000
5000 0 5000
350000
300000
250000
1250000
1450000
TOLEDO
BEND
RESERVOIR
NEWTON
TEXAS
LOUISIANA
BARCO/BLACK LAKE LPG
14+20 TET PRODUCTS
30,24,30 TGP GAS
GAS PLANT
EXCLUDED AREA
CONTRACT AREA
EXISTING PIPELINE
PROPOSED PIPELINE
RESIDUE REDELIVERY FACILITY

A Subtldloiy at Union Poo BROOKELAND JASPER AND NEWTON . PLANT AND GATHERING SYSTEM / NW; 31o 17,0.00” N / 9-1o 17’ 0.00” W SE: 30o 53 10000 0 10000 SCALE 1 : 192000 5000 0 500

EXHIBIT “D”
to the
Brookeland Gas Facilities
Gas Gathering and Processing Agreement
between
RME PETROLEUM COMPANY
and the predecessor of
DUKE ENERGY FIELD SERVICES, LP
dated as of
September 1, 1993
     This Exhibit “D” is attached to and made a part of that certain Brookeland Gas Facilities Gas Gathering and Processing Agreement dated September 1, 1993, as amended, between RME Petroleum Company (“RME”) and the predecessor of Duke Energy Field Services, LP (“DEFS”), regarding the gathering and processing by DEFS, as processor or buyer, of gas produced and supplied by RME, as producer or seller (“Agreement”).
     From time to time, the quantities of gas confirmed and delivered by DEFS to the Tennessee Gas Pipeline Company Redelivery Point (“Delivered Quantities”) are greater or less than the quantities of gas to which RME is actually entitled at the tailgate of the Brookeland Processing Plant, resulting in over- or under-deliveries relative to Receipt Quantities; and
     The Parties desire to implement a balancing agreement in order to facilitate more efficient gas scheduling and accounting at the Brookeland Processing Plant and at the Redelivery Point as defined in the Agreement;
     Therefore, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:
     1. COMMITMENT. In accordance with the requirements of the Agreement, RME shall make nominations, and DEFS shall confirm nominations and make deliveries at the Redelivery Point. The Parties intend that the quantity of gas actually delivered each day at the Redelivery Point will equal RME’s full entitlement of producer’s share of all gas owned and controlled by RME and gathered to the Brookeland Processing Plant for processing or for bypass. This full entitlement quantity is less (a) the MMBtu’s of gas attributable to gas returned for RME’s gas lift and lease operations, (b) the MMBtu’s of gas attributable to RME for fuel for compression, dehydration, treating, or conditioning, and (c) the MMBtu’s attributable to RME’s gas for process fuel, flare, shrinkage, and gains and losses (“Receipt Quantities”). Any imbalance created when the Receipt Quantities are different than the Delivered Quantities will be the “Imbalance,” which will be the responsibility of the Parties to eliminate pursuant to this Exhibit D. Any Imbalance shall be eliminated as soon as practicable, using the same Redelivery Point to the greatest extent feasible, pursuant to the terms and conditions of this Exhibit.

     2. REDELIVERY POINT. Subject to the downstream pipeline’s capacity allocation rules, and to the extent pipeline capacity is available, the Redelivery Point for RME’s redelivered gas shall be the existing pipeline interconnect to Tennessee Gas Pipeline Company in Jasper County, Texas, Meter No. 012277. DEFS will use reasonable efforts to deliver at the required pipeline inlet pressure and quality specifications of the applicable pipeline that may be used as a Redelivery Point. DEFS shall not be required to install any additional facilities to accommodate RME’s redelivered Gas disposition.
     3. NOMINATION PROCESS. Estimated operating quantities flowing at the Brookeland Processing Plant inlet and at the Redelivery Point will be used on a daily basis during any current period to determine the estimated Imbalance, with nomination adjustments to be made during that current period by RME to attempt to maintain or achieve an Imbalance of zero at the Redelivery Point. The Parties will cooperate in order to minimize the daily over and under deliveries. In this regard, the Parties’ gas marketing operations and scheduling personnel will be in contact each business day, or more frequently if needed, in order to balance Receipt Quantities of gas with Delivered Quantities of gas to the greatest extent feasible.
     4. IMBALANCES. Any cumulative Imbalance remaining at the end of a month will be eliminated using the following cash-out procedure.
     (a) If the total Delivered Quantities of gas at the Redelivery Point for the month exceed the total Receipt Quantities for that month (“Excess Redeliveries”), then RME or its designee will purchase the Excess Redeliveries for that month. The purchase price for each MMBtu of the Excess Quantities shall be equal to the monthly average of the midpoint for Tennessee under the South-Corpus Christi area as listed in Gas Daily’s Daily Price Survey (the “Cashout Price”).
     (b) If the total Delivered Quantities at the Redelivery Points for the month are less than the total Receipt Quantities for that month (“Excess Receipts”), then DEFS or its designee shall purchase the Excess Receipts for the month. The purchase price for each MMBtu of the Excess Receipts will be the Cashout Price.
     (c) DEFS will make the imbalance and Cashout Price calculations and will render an invoice or statement to RME by the 25th of each month following the month of production. The party owing an Imbalance cash-out payment for a month shall make that payment not later than the last day of the month following the month of production. If the owing party fails to remit the full amount payable by it when due, interest on the unpaid portion shall accrue at a rate equal to the lower of (i) the then effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum from the date due until the date of payment; or (ii) the maximum applicable lawful interest rate.
     5. TERM. This Exhibit is effective as of September 1, 2001, and will remain in effect for a term coterminous with that of the Agreement except as stated below. Either party may invoke a renegotiation of the terms of this Exhibit upon at least 30 days advance written notice, with any agreed resulting changes to be effective as of the first of the month following the notice period. If no renegotiation has been agreed within 60 days of the date of a notice under the preceding sentence, then either party may cancel this Exhibit and thereby delete it from the Agreement upon 30 days advance written notice to the other Party, effective as of the end of a month. Notwithstanding any termination of this Exhibit or the Agreement, the Parties agree to reconcile and eliminate any remaining Imbalance pursuant to the terms and conditions of this Exhibit and the Agreement within 30 days of termination of this Exhibit. If the remaining Imbalance is not resolved within 30 days following termination of this Agreement, it will be reduced to zero pursuant to the cash-out provisions set forth in Section 4.
     6. FORCE MAJEURE. If an event of force majeure as defined in the Agreement occurs affecting DEFS’ ability to receive gas hereunder, then RME’s gas volume will be reduced by a percentage equal to the overall system reduction for gas in each priority category. DEFS will use reasonable efforts to notify RME promptly of any reduction and to restore gas volumes equitably to RME as soon as the force majeure event is corrected.
     7. ADDRESSES AND NOTICES. Either party may give notices to the other party or parties by first class mail prepaid, by overnight delivery service, or by facsimile at the following addresses or other addresses furnished by either Party by written notice.
Notices to RME Petroleum Company:

Notices to RME — General:	RME Petroleum Company
(Commercial)	P.O. Box 1330
Houston, TX 77251-1330
Phone: (281) 863-7160
Fax: (281) 863-7090

Notices to RME — operations, imbalances,	RME Petroleum Company
Nominations, and revisions:	c/o Gas Control — Marketing Field Services
1200 Timberloch Place
The Woodlands, TX 77380-1046
Phone: (281) 863-7174
Fax: (281) 863-7198

Payments to RME via wire transfer:	RME Petroleum Company
Bank of America (Dallas, TX)
Account #: 1252625601
ABA#: 111000012

Notices to DEFS — General:	Duke Energy Field Services, LP
(Commercial and Accounting)	5718 Westheimer, Suite 2000
Houston, TX 77057
Fax: (713) 627-6429

Marketing Operations, imbalances, nominations	Duke Energy Field Services, LP
and revisions:	Marketing Operations — Brookeland Plant
5718 Westheimer, Suite 2000
Houston, TX 77057
Phone: (713) 627-6200
Fax: (713) 627-6273

Payments to DEFS via wire transfer:	Chase Manhattan Bank
Credit to Duke Energy Field Services, LP
ABA#: 021 000 021
Account #: 910-2-771343

Payments to DEFS via check:	Duke Energy Field Services, LP P. O. Box 201207 Houston, TX 77216-1207
End of Exhibit D Balancing Agreement provisions.

Amendment to Brookeland Gas Facilities
Gas Gathering and Processing Agreement
#80-29.2
WITNESSETH, THAT:
     WHEREAS, UNION PACIFIC RESOURCES COMPANY, hereinafter referred to as “Processor”, and UNION PACIFIC RESOURCES COMPANY, hereinafter referred to as “Producer” are parties to a Gas Gathering and Processing Agreement, hereinafter referred to as the “Agreement”, dated September 1, 1993, covering the gathering and processing of gas produced from certain wells delivering gas to Processor’s Gas Facilities (Facilities) in Jasper, Newton, and Sabine Counties, Texas and Vernon Parish, Louisiana; and
     WHEREAS, Producer and Processor desire to amend the Agreement as described herein.
     NOW THEREFORE, in consideration of the premises and covenants herein contained, Producer and Processor agree that effective July 1, 1998:
1.	Article 4.2 is deleted in its entirety and replaced by the following:

“4.2 If the Processor provides compression for the Producer’s Gas (other than Plant recompression), the Processor shall provide or cause to be provided each stage of compression for an initial fee of $0.05 per MCF per stage, and Producer will provide its pro rata share of fuel required for operating such compressor(s), in order that Gas dedicated hereunder will meet the pressure requirements at the Plant inlet. Commencing April 1, 1999, and each April 1st thereafter, the compression fee set forth herein will be adjusted upward or downward, in proportion to the percentage increase or decrease in the

1

average hourly earnings of crude petroleum and Gas production workers for the last calendar year, compared to the previous calendar year, as shown by the “Index of the Average Hourly Earnings of Crude Petroleum and Gas Production Workers” as published by the Bureau of Labor Statistics of the United States Department of Labor.”
2.	Paragraph 7.1 .c (iii) is deleted in its entirety and replaced by the following: “(iii) six percent by volume of carbon dioxide;”

3.	The first sentence of Article 7.3.(b) is deleted and replaced by the following:

“If for any reason the commingled stream of all Gas delivered at the Plant inlet hereunder exceeds five and one-half percent by volume of carbon dioxide (CO2), the Processor shall have the right, but not the obligation, to treat non-conforming Gas.”

4.	Article 12.1 shall be deleted in its entirety and replaced by the following:

“12.1 For Gas produced from wells spud before July 1, 1998 Processor shall retain 20% of the BTU’s of Residue Gas available for sale which are attributable to Producer’s Gas; and 20% of the proceeds received by Operator for Plant Products attributable to Producer’s Gas. For Gas produced from wells spud after July 1, 1998 Processor shall retain 15% of the BTU’s of Residue Gas available for sale which are attributable to Producer’s Gas; and 15% of the proceeds received by Operator for Plant Products attributable to Producer’s Gas. Subject to Producer’s right to take in kind purity Plant Products from the purchaser in accordance with the provisions of Article XI, Processor shall remit to Producer 80% or 85%, depending on well spud date, of the amount derived by summing the results of multiplying the respective gallons of each Plant Product allocated to Producer pursuant to Paragraph 10.2 by the price per gallon received by

2

Operator for such Plant Product f.o.b. Plant Tailgate. Processor shall have the right to deduct from the amount to be remitted to Producer any amounts due Processor by Producer pursuant to the terms of this Agreement.”
5.	The following Article 25.10 is added:

“25.10 Processor, each month, shall notify Producer of its intent to recover or reject ethane at the Plant in the following month. Processor will reject ethane when Processor’s expected value of ethane as part of Residue Gas at the Plant Tailgate exceeds Processor’s expected value of ethane as a Plant Product at the Plant Tailgate. Processor reserves the right to alter its decision to recover or reject ethane at any time in the event of significant price changes. Should Processor alter Plant operations during a month Producer will be notified as soon as practical.”
          Except as amended herein, the Agreement remains in full force and effect as originally executed, and the parties hereto do hereby adopt and ratify and confirm same.
     IN WITNESS WHEREOF, each of the paries hereto has executed this Agreement on the date of its acknowledgment hereof.

UNION PACIFIC RESOURCES COMPANY		UNION PACIFIC RESOURCES COMPANY

By:	/s/ [ILLEGIBLE]	By:	/s/ B. Bowersock

Its:	Business Unit Manager	Its:	Attorney-in-Fact

	“Producer”		“Processor”

3

Amendment to Brookeland Gas Facilities
Gas Gathering and Processing Agreement
#80-29.2
WITNESSETH, THAT:
     WHEREAS, UNION PACIFIC RESOURCES COMPANY, hereinafter referred to as “Processor”, and UNION PACIFIC RESOURCES COMPANY, hereinafter referred to as “Producer” are parties to a Gas Gathering and Processing Agreement, hereinafter referred to as the “Agreement”, dated September 1, 1993, covering the gathering and processing of gas produced from certain wells delivering gas to Processor’s Gas Facilities (Facilities) in Jasper, Newton, and Sabine Counties, Texas and Vernon Parish, Louisiana; and
     WHEREAS, by Amendment dated December 1, 1995 (the “Amendment”), Processor and Producer amended the Agreement by deleting and replacing Paragraph 13.1 thereof and by adding a new Paragraph 13.2; and
     WHEREAS, Producer and Processor desire to further amend the Agreement by rescinding the Amendment as more particularly described herein.
     NOW THEREFORE, in consideration of the premises and covenants herein contained, Producer and Processor agree that effective July 1, 1998:
1.	The version of Paragraph 13.1 contained int the Amendment shall be deleted in its entirety and replaced by the version contained in the original Agreement, which reads as follows:

“13.1 Processor will deliver Producer’s portion of Residue Gas to the Residue

1

Redelivery Facility at the Plant Tailgate. Processor agrees to deliver Producer’s Residue Gas at a pressure sufficient to enter the Residue Redelivery Facility, but in no event shall Processor be obligated to deliver Residue Gas at a pressure which exceeds the higher of Plant discharge pressure or 750 psig. Producer and Processor will separately contract with the Residue Redelivery Facility regarding the redelivery of their respective shares of Residue Gas to the various Residue Redelivered Point(s). Producer and Processor understand there will normally be some inventory gains and losses caused by balancing of Residue Gas among the Residue Redelivered Points pipelines; however, Processor shall not be required to bear any costs resulting from such inventory or balancing.”
2.	Paragraph 13.2 that was add to the Agreement by the Amendment is hereby deleted in its entirety.
          Except as amended herein, the Agreement remains in full force and effect as originally executed, and the parties hereto do hereby adopt and ratify and confirm same.

2

     IN WITNESS WHEREOF, each of the paries hereto has executed this Agreement on the date of its acknowledgment hereof.

PROCESSOR

UNION PACIFIC RESOURCES COMPANY

By:	/s/ B. Bowersock

Its:	Attorney-in-Fact

PRODUCER

UNION PACIFIC RESOURCES COMPANY

By:	/s/ [ILLEGIBLE]

Its:	General Manager
Austin Chalk Business Unit

3

Amendment to Brookeland Gas Facilities
Gas Gathering and Processing Agreement
#80-29.2
     THIS AGREEMENT, dated February 1, 1998, by and between UNION PACIFIC RESOURCES COMPANY, a Delaware corporation, the Operator, hereinafter referred to as “Processor”, and UNION PACIFIC RESOURCES COMPANY, hereinafter referred to as “Producer”.
WITNESSETH, THAT:
     WHEREAS, Producer and Processor are parties to a Gas Gathering and Processing Agreement, hereinafter referred to as the “Agreement”, dated September 1, 1993, covering the gathering and processing of gas produced from certain wells delivering gas to Processor’s Gas Facilities (Facilities) in Jasper, Newton, and Sabine Counties, Texas and Vernon Parish, Louisiana; and
     WHEREAS, Producer has acquired from Texaco Exploration and Production Inc. (Texaco) interest in a gas gathering system and wells dedicated to Texaco’s Brookeland Gas Processing Plant; and
     WHEREAS, Processor has acquired 100% of Texaco’s Brookeland Gas Processing Plant; and
     WHEREAS, Processor desires to operate and maintain the gas gathering system Producer acquired from Texaco, cancel the Texaco Brookeland Gas Processing Plant gas processing agreements between Producer and Processor, and amend the Agreement to include the interest in the wells Producer acquired from Texaco; and Producer agrees.
     NOW THEREFORE, in consideration of the premises and covenants herein contained, the Producer and Processor agree that effective February 1, 1998:
I.
     All contracts and agreements, including but not limited to those specified on Exhibit “1” attached hereto and hereby made a part of, related to the Texaco Brookeland Gas Processing Plant between Producer and Processor are terminated.
II.
     Exhibit “A” of the Agreement shall be amended to increase the Contract Area by moving the Northern boundary in Texas 10 miles North of its present position.

III.
     Exhibit “B” of the Agreement shall be amended to include Producer’s interest in wells on Exhibit “B-l”, attached hereto and hereby made a part of this Amendment.
IV.
The Agreement shall be amended by the addition of the following paragraph 25.10:
25.10 It is Producer’s intent to convey to Processor, Producer’s interest in all gas metering and gathering assets located in Jasper, Sabine, and Newton Counties, Texas which Producer acquired January 1, 1998 from Texaco Exploration and Production Inc. (the “Texaco Gathering System”). Until such conveyance, Producer and Processor agree, Processor shall have complete control of the Texaco Gathering System and at its own expense, shall operate, maintain, and when appropriate, abandon the Texaco Gathering System. In addition, Processor shall be liable for any claim, demand, or cause of action arising out of the operation of the Texaco Gathering System.”
     Except as amended herein, the Agreement remains in full force and effect as originally executed, and the parties hereto do hereby adopt and ratify and confirm same.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several originals, as of the date first written above.

UNION PACIFIC RESOURCES COMPANY
as Processor

By:	/s/ B. Bowersock
Attorney-In-Fact

UNION PACIFIC RESOURCES COMPANY
as Producer

By:	/s/ [ILLEGIBLE]

Attorney-In-Fact

EXHIBIT “1”
Terminated Contracts

UPRC#	Date	Type	Parties
80-29.5	6/22/94	Gas Processing	Producer -	Union Pacific Resources Company
			Processors -	Texaco Exploration and Production, Inc.*
Maersk NGL, Inc.*

80-29.11	11/27/95	Gas Gathering & Processing	Gatherer -	Union Pacific Resources Company
			Producer -	Texaco Exploration and Production, Inc.*

80-29.12	8/1/95	Gas Purchase/Processing	Producer -	Torch Energy Marketing, Inc.*
			Processor -	Texaco Exploration and Production, Inc.*

80-29.13	12/1/95	Gas Purchase/Processing	Producer -	Union Pacific Resources Company
			Processor -	Texaco Exploration and Production, Inc.*

80-29.14	1/1/96	Gas Purchase/Processing	Producer -	Union Pacific Resources Company
			Processor -	Texaco Exploration and Production, Inc.*

80-29.16	7/7/93	Gas Purchase/Processing	Producer -	Maersk Energy, Inc*
			Processor -	Texaco Exploration and Production, Inc.*

80-29.17	7/26/93	Gas Purchase/Processing	Processor -	Maersk NGL, Inc*
			Producer -	Texaco Exploration and Production, Inc.*

80-29.18	3/15/96	Gas Purchase/Processing	Producer -	Bexco Operating, Inc.*
			Processor -	Texaco Exploration and Production, Inc.*

UPRC#	Date	Type	Parties
80-29.19	7/7/93	Gas Balancing	Producer -	Various*
			Processor -	Texaco Exploration and Production, Inc.*

80-50.7	11/1/95	Gas Gathering & Redelivery	Gatherer -	Union Pacific Resources Company
			Producer -	Texaco Exploration and Production, Inc.*

80-60.3	7/8/92	Gas Treating	Producer -	Arco Oil and Gas Company*
			Treater -	Texaco Exploration and Production, Inc.*

80-60.4	4/1/95	Gas Treating	Producer -	Arco Oil and Gas Company*
			Treater -	Texaco Exploration and Production, Inc.*

*	Denotes original party later succeeded by Union Pacific Resources Company

EXHIBIT “B-l”

	Well Name	County	Operator	API #	WINS
	Arco A-360 #1	Jasper	UPR	4224130612	42052
*	Arco AMI Fee A-378 # 1 H	Sabine	Texaco	4240330365	40917
	Arco Fee A-15 #1 (APO 300%)	Jasper	UPR	4224130633	42284
*	Arco Fee A-418 # 1 H	Sabine	Texaco	4240330381	42353
	Arco Fee “A” No. 1	Jasper	UPR	4224130531	22398
	Black Stone Minerals A-15 # 1 (APO 300%)	Jasper	UPR	4224130639	43335
	Black Stone Minerals A -342 # 1 (excluded)	Jasper	UPR	4224130625	42327
	Black Stone Minerals Unit A-8 90 #1 (pref right)	Newton	Sonat	4235130650	45046
*	Brown-Donner Unit A-1166 #1 (pref right)	Newton	Texaco	4235130590	45047
*	Brown-Donner Unit A-567 # 1 (pref right)	Newton	Texaco	4235130613	45048
*	Champion A-334 # 1 (pref right)	Newton	Texaco	4235130599	45049
	Champion International Unit A-610 # 1 H (pref right)	Newton	Texaco	4235130574	23154
*	Champion Unit A-1 175 # 1 (excluded, pref right)	Newton	Texaco	4235130626	45050
*	Champion Unit # 1 H (pref right)	Newton	Texaco	4235130568	45051
	Cora Armstrong # 1 H	Jasper	UPR	4224130614	42080
	Donner Brown A-1 176 #1 (pref right)	Newton	Sonat	4235130647	45052
	Donner Brown A-148 #1	Newton	UPR	4235130616	23067
*	E. A. Clark Unit 1 #1 -H	Sabine	Texaco	4240330370	40913
	Fisher A-522 #1	Jasper	UPR	4224130635	43056
*	Gibbs Bros. Unit #1 (pref right)	Newton	Texaco	4235130578	45053
	GSU A-543 # 1 (pref right)	Newton	Sonat	4235130598	23874
	GSU A-905 # 1 (pref right)	Newton	Sonat	4235130588	23695
	GSU No. 1 (pref right)	Newton	Sonat	4235130549	21941
	Hobbs Unit No: 1-H	Newton	UPR	4235130632	42352
	Jones Unit A-93 # 2 (pref right)	Newton	Sonat	4235130649	45054
*	Jones, C.S. Unit 1 # 1-H (excluded)	Sabine	Texaco	4240330415	41095
*	Jones, C.S. # l (excluded)	Sabine	Texaco	4240330414	40828
	Matthews Estate Unit # 1 (excluded)	Jasper	UPR	4224130619	42078
*	Odom, R. E. 1 # 1-H	Sabine	Texaco	4240330368	40910
*	Odom, R. E. 2 # 1-H	Sabine	Texaco	4240330372	41129
*	Odom, R. E. 3 # 1 -H (excluded)	Sabine	Texaco	4240330412	40741
	Springer, B.K. # 1 -H	Jasper	Texaco	4224130611	40867
	Temple Industries No. 4 -H	Jasper	UPR	4224130586	42070
	Temple Inland Et Al A-41 #1	Jasper	UPR	4224130599	42079
	Temple Inland Forest A-41 #1	Jasper	UPR	4224130634	42756
*	Texaco AMI Unit 1 # 1 -H	Newton	Texaco	4235130546	40908
*	Texaco AMI Unit 2 # 1-H	Newton	Texaco	4235130551	40915
*	Texaco AMI Unit 3 #1-H	Newton	Texaco	4235130597	40919
*	Texaco AMI Unit 5 # l-H	Newton	Texaco	4235130573	40909
*	Texaco Fee AM I #1-H	Newton	Texaco	4235130531	40920
*	Texaco Fee AM I # 3-H	Newton	Texaco	4235130555	40918
*	Texaco Fee Brookeland 1 H	Newton	Texaco	4235130536	45061
	Texaco Fee Brookeland 5 H	Newton	Texaco	4235130543	45062
*	Texaco Fee Brookeland 7 H	Newton	Texaco	4235130545	45063
*	Texaco Fee Brookeland 9 H	Newton	Texaco	4235130556	45055
*	Texaco Fee Unit 2 No. 2-H	Newton	Texaco	4235130565	45056
*	Texaco Fee Unit 3 #1H	Newton	Texaco	4235130539	45065
	Texaco Fee Unit 3 #1-H	Newton	Texaco	4235130547	45057
	Texaco Fee Unit 4 # 1-H	Newton	Texaco	4235130554	45058
*	Texaco Fee Unit 5 # 1-H	Newton	Texaco	4235130562	45059
	Texaco Fee “A” No. 1	Newton	UPR	4235130528	24103
	Texaco Fee “B” No. 1	Newton	UPR	4235130530	24105
	Texaco Fee “C” No. 1	Newton	UPR	4235130533	24106
	Texaco Fee “D “ No. 1	Newton	UPR	4235130542	24107
	Tonahill, M.T . Unit A-41 #1	Jasper	UPR	4224130587	42071
*	USA A-482 #1 (excluded)	Sabine	Texaco	4240330417	41624

	Proved Undeveloped			Prod. Start Dt.

	Martindale McGraw A -33 #1			10/01/97
	Pearl A-340 #1			01/01/98
	Saul A-33 #1			05/01/98
	Texaco AMI #4			05/01/98
	Texaco AMI Unit 1 #1-H RE			02/01/98
	Texaco AMI Unit 5 #1-H RE			03/01/98
	Texaco Fee AMI #1 -H RE			06/01/98

Amendment to Brookeland Gas Facilities
Gas Gathering and Processing Agreement
     THIS AGREEMENT, dated as of December 1, 1995, by and between UNION PACIFIC RESOURCES COMPANY, a Delaware corporation, the Operator, of the Facilities, hereinafter referred to as “Processor”, and UNION PACIFIC RESOURCES COMPANY, hereinafter referred to as “Producer”.
WITNESSETH, THAT:
     WHEREAS, Producer and Processor are parties to a Gas Gathering and Processing Agreement, hereinafter referred to as the “Agreement”, dated September 1, 1993, covering the gathering and processing of gas produced from certain wells delivering gas to Processor’s Gas Facilities (Facilities) in Jasper, Newton and Sabine Counties, Texas and Vernon Parish, Louisiana; and
     WHEREAS, Producer and Processor desire to amend the Agreement as hereinafter written; and
     NOW THEREFORE, in consideration of the premises and covenants herein contained, the Producer and Processor agree that effective December 1, 1995, the Agreement will be amended as follows:
I.
     Exhibit “A” shall be amended by the addition of the Contract Area set forth on Exhibit “A” attached to this Amendment. All references in the Agreement to Exhibit “A” shall now be deemed to include the attached Exhibit “A”.

II.
     ARTICLE XIII paragraph 13.1 of the Agreement shall be amended by the addition of the following:
Producer shall have no right to take its proportionate share of Residue Gas in kind. Processor shall pay Producer the net proceeds from the sale of Residue Gas attributable to Producer. Such net proceeds shall be determined by multiplying Producers portion of Residue Gas by the weighted average index price. Using the Inside F.E.R.C. Gas Market Report First of the Month Publication the weighted average index price shall be equal to the sum of eighty percent (80%) of the Tennessee Gas Pipeline Zone Zero Texas index price plus twenty percent (20%) of the Koch Gateway Pipeline Texas Index Price.
III.
     Article XIII of the Agreement shall be amended by the addition of the following paragraph 13.2:
13.2 In the event that Inside F.E.R.C.’s Gas Market Report fails to report said price(s) or ceases publication in its entirety, then Processor and Producer shall mutually agree, within thirty (30) Days thereafter on a substitute price(s) or publication (whichever the case may be) upon which to deem “the weighted average index price” to be. Such substitute price (s) or publication as adjusted will reflect the spot market price of gas in the producing area subject to this Agreement.
IV.
     Article XVI of the Agreement shall be amended by the addition of the following paragraph 16.3:
16.3 The price paid under Articles XII and XIII of this Agreement include reimbursement for state severance taxes paid by Producer and Processor under this Article XVI of this Agreement.
V.
     Exhibit “C” shall be amended by the addition of a point of interconnect set forth on Exhibit “C” attached to this Amendment. All references in the Agreement to Exhibit “C” shall now be deemed to include the attached Exhibit “C”.
     Except as amended herein, the Agreement remains in full force and effect as originally executed, and the parties hereto do hereby adopt and ratify and confirm same.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several originals, as of the date first above written.

UNION PACIFIC RESOURCES COMPANY
as Processor

By:	/s/ Donald P. Amsden

Donald P. Amsden
Attorney-in-Fact

UNION PACIFIC RESOURCES COMPANY
as Producer

By:	/s/ J. B. Vering

J. B. Vering
Attorney-in-Fact

EXHIBIT “C”
to the
Brookeland Gas Facilities
Gas Gathering and Processing Agreement
between
UNION PACIFIC RESOURCES COMPANY
and
UNION PACIFIC RESOURCES COMPANY
September 1, 1993
Residue Redelivery Point (s)
1)Point of interconnect with the mainline of Tennessee Gas Pipeline Company in east Texas in H.&T. C. RR Survey A-246, Jasper County, Texas
2)Point of interconnect with the mainline of Koch Gateway Pipeline Company in east Texas in H. &T. C. RR Survey A-245, Jasper County, Texas
Amendment dated December 1, 1995

TERMINATION OF PROCESSING CONTRACT
This instrument is entered into by and between UNION PACIFIC RESOURCES COMPANY, as operator of the Brookeland Gas Facilities (referred to herein as “Processor”) and UNION PACIFIC RESOURCES COMPANY, as operator of certain oil and gas properties located in the vicinity of the aforementioned gas facilities (referred to herein as “Producer”).
Recitals
i. Processor and Producer have heretofore entered into that certain Gas Gathering and Processing Agreement dated September 1, 1993 (the “Producer Processing Agreement”) covering the gathering and processing of natural gas owned or controlled by Producer at Processor’s Brookeland Gas Facilities. Pursuant to the Producer Processing Agreement, an area of dedication was created within which any interest owned by Producer (or which might be acquired by Producer in the future) within such area would be subject to the Producer Processing Agreement.
ii. On November 1, 1995, Torch Energy Marketing, Inc. (“Torch”) and Processor entered into a similar Gas Gathering Agreement (the “Torch Processing Agreement”) pursuant to which Torch dedicated the gas produced from certain identified properties to be processed at Processor’s Brookeland Gas Facilities.
iii. Subsequent to the foregoing, Producer acquired all of Torch’s interest in certain oil and gas leases (the “Torch Leases”) more particularly described in that certain purchase agreement effective January 1, 1996 which Leases were subject to the Torch Processing Agreement.
NOW, THEREFORE, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. The Torch Processing Agreement is hereby terminated with respect to the Torch Leases.
2. The Torch Leases shall hereafter be subject to the Producer Processing Agreement.
EXECUTED this 15th day of March, 1999.

PROCESSOR:		PRODUCER:
UNION PACIFIC RESOURCES COMPANY		UNION PACIFIC RESOURCES COMPANY

By:	/s/ [ILLEGIBLE]	By:	/s/ B. Bowersock

Its:	Attorney-in-Fact	Its:	Attorney-in-Fact

Amendment to Brookeland Gas Facilities
Gas Gathering and Processing Agreement
     THIS AGREEMENT, dated as of March 7, 1994, by and between UNION PACIFIC RESOURCES COMPANY, a Delaware corporation, the Operator, and SONAT EXPLORATION COMPANY, a Delaware corporation, the owners of the Facilities, hereinafter referred to collectively as “Processor,” and UNION PACIFIC RESOURCES COMPANY, hereinafter referred to as “Producer”.
WITNESSETH, THAT:
     WHEREAS, Producer and Processor are parties to a Gas Processing Agreement, hereinafter referred to as the “Agreement”, dated September 1, 1993, covering the gathering and processing of gas produced from certain wells delivering gas to Processor’s Gas Facilities in Jasper and Newton Counties, Texas; and
     WHEREAS, Producer is delivering Producer’s Gas to Processor at the Delivery Point at such pressure as is required and sufficient to enter Processor’s Delivery Point, but not to exceed 1,075 psig.
     NOW THEREFORE, in consideration of the premises and covenants herein contained, the Producer and Processor agree that effective as of the date of April 1, 1994, Article 4.1 in the Agreement shall be deleted in its entirety, and the following is substituted therefor:
          4.1 Producer, at its own expense, shall

construct, equip, maintain, and operate all facilities (including, but not limited to, all necessary separation, dehydration, and/or compression) necessary to deliver Producer’s Gas to Processor at the Delivery Point at such pressure as is required and sufficient to enter Processor’s Delivery Point, but not to exceed 1,250 psig.
     Except as amended herein, the Agreement remains in full force and effect as originally executed, and the parties hereto do hereby adopt and ratify and confirm same.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several originals, as of the date first above written.

UNION PACIFIC RESOURCES COMPANY
as Operator for Processor

By:	/s/ Donald P. Amsden

Donald P. Amsden
Attorney-in-Fact

“Processor”

UNION PACIFIC RESOURCES COMPANY
as Producer

By:	/s/ [ILLEGIBLE]

“Producer”